SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): October 6, 2006
BUFFETS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	333-116897 (Commission File Number)	22-3754018 (IRS Employer Identification No.)

1460 BUFFET WAY EAGAN, MINNESOTA (Address of principal executive offices)	55121 (Zip Code)
Registrant’s telephone number, including area code: (651) 994-8608
NOT APPLICABLE
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operation and Financial Condition
Item 7.01. Regulation FD Disclosure
SIGNATURES

FORWARD-LOOKING STATEMENTS
     This current report on Form 8-K includes some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. All statements other than statements of current or historical fact contained in this filing, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. In particular, these include, among other things, the factors that are described in the “Risk Factors” section of our annual report on Form 10-K for the fiscal year ended June 28, 2006 and statements relating to:
•	general business and economic conditions,

•	negative publicity,

•	the impact of competition,

•	the seasonality of our business,

•	failure to realize the expected cost savings from our acquisition of Ryan's Restaurant Group, Inc.,

•	adverse weather conditions,

•	future commodity prices,

•	fuel and utility costs,

•	changes in minimum wage rates,

•	availability of food products,

•	labor availability, retention and costs,

•	employment and environmental laws,

•	public health developments including avian flu and E. coli,

•	developments affecting the public’s perception of buffet-style restaurants,

•	real estate availability,

•	interest rate fluctuations,

•	political environment (including acts of terrorism and wars),

•	governmental regulations, and

•	inflation.
     We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our and its financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties and assumptions described above and in “Risk Factors” section of our annual report on Form 10-K for the fiscal year ended June 28, 2006. In light of these risks, uncertainties and assumptions, the forward-looking statements in this offering circular may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements.

Our forward-looking statements speak only as of the date made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Item 2.02. Results of Operation and Financial Condition
We currently expect that our total revenue for the first quarter of fiscal 2007 will be in the range of approximately $220.0 million to $222.0 million, compared to approximately $227.0 million for the first quarter of fiscal 2006. In addition, for the twelve months ended September 20, 2006, we anticipate that our Adjusted EBITDA will be in the range of approximately $90 million to $91 million. We estimate that our net loss for the twelve months ended September 20, 2006 will be approximately $9.0 million.
EBITDA represents earnings before depreciation and amortization, net interest expense, income taxes, asset impairments and costs related to refinancing. Other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. Management believes that the presentation of EBITDA provides useful information to investors regarding our results of operations because they assist in analyzing and benchmarking the performance and value of our business. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. EBITDA should be considered in addition to, and not as a substitute for, net income (loss) in accordance with GAAP as a measure of performance. Adjusted EBITDA means EBITDA (as defined above), adjusted to exclude items which are not considered by management to be indicative of our underlying results and to give full period effect to cost savings we have achieved through facilities rationalizations and contract negotiations.
Adjusted EBITDA is non-GAAP financial measure used by management to measure operating performance. We believe that presenting Adjusted EBITDA is useful to investors because the measure excludes infrequent charges related to specific non-recurring transactions, since we believe that these items are not indicative of our operating performance. We believe that Adjusted EBITDA is a useful supplement to the net income and other income statement data in understanding income from operations that best reflects our operating performance. We also use Adjusted EBITDA for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability.
When evaluating Adjusted EBITDA, investors should consider, among other things, increasing and decreasing trends in Adjusted EBITDA and how it compares to levels of debt and interest expense. However, these measures should not be construed as alternatives to operating income (as an indicator of operating performance) or cash provided by operating activities (as a measure of liquidity) as determined in accordance with GAAP. All companies do not calculate Adjusted EBITDA in the same manner. Accordingly, the Adjusted EBITDA measures presented herein may not be comparable to similarly titled measures of other companies.
The table below reconciles Adjusted EBITDA to net income (loss) the most directly comparable GAAP measure.

Twelve months
ended
September 20,
2006

(Dollars in Thousands)
Net income (loss)	(9,036.7)
Depreciation and amortization	32,175.9
Interest expense, net	53,280.7
Income tax expense (benefit)	(4,314.1)
Impairment of assets	5,964.2
Loss related to refinancing	242.7
Management fees	1,737.4
Shareholder rights repurchase	757.1
Deferred Rent	1,060.1
Deferred LL contribution	(576.8)
Deferred gain on sale-leasebacks	(411.9)
Loss on disposal of assets	1,443.3
Closed restaurant — deferred	(522.0)
Full year impact of JJ North acquisition	1,200.0
Class action suit settlement/legal fees	400.0
Obsolete inventory	9.9
Closed restaurant costs	6,500.0
Cash appreciation plan compensation	39.3
Merger/integration costs	440.1

Adjusted EBITDA	90,389.2

The foregoing estimates constitute forward looking statements and are based upon our preliminary internal estimates of our first quarter performance. These estimates may be subject to adjustments in connection with our planned month-end, quarter-end and eventually, year-end closing procedures, as well as to review by our independent public accountants. Our actual results for the first quarter of fiscal 2007 and for future periods may differ materially from our current estimates, including those stated above. In addition, our financial statements for the first quarter of fiscal 2007 have not yet been reviewed by our independent public accountants. Accordingly, investors are cautioned not to place undue reliance on the foregoing guidance. See “Risk Factors’’ included in our annual report on Form 10-K for the year ended June 28, 2006 and the “Forward-Looking Statements” above.
Item 7.01. Regulation FD Disclosure
     In connection with its acquisition of Ryan’s Restaurant Group, Inc. (“Ryan’s”), Buffets, Inc. (“Buffets”), a subsidiary of Buffets Holdings, Inc. (“Buffets Holdings,” together with Buffets, “we” or the “company”), plans to offer an aggregate of $330 million principal amount of senior floating rate notes and senior notes and enter into a $610 million new credit facility (the “New Credit Facility”). We will enter into a sale-lease transaction (the “Sale-Leaseback Transaction”) and distribute certain non-core assets that we will acquire from Ryan’s to our parent, Buffets Restaurants Holdings, Inc. We will also repay or repurchase our and Ryan’s existing indebtedness. We refer to these transactions collectively as the “Transactions.” In connection with the Transactions, we plan to provide certain information to potential investors. As a result, we are making the following disclosures to comply with Regulation FD.
Our Company
Upon the consummation of the Transactions, we will be the second largest restaurant company in the family dining segment, operating 628 restaurants in 39 states across the United States. We believe our average unit volumes are among the top three for our segment. For fiscal year 2006, on a pro forma basis after giving effect to the Transactions, we and Ryan’s served over 200 million customers and generated net sales of over $1.7 billion and Adjusted EBITDA of approximately $195.4 million. Since 2003, our maintenance capital expenditures have averaged approximately 1.0% of restaurant sales. On a pro forma basis for fiscal 2006, our maintenance capital expenditures would have been approximately 1.7% of our revenue.

Adjusted EBITDA Reconciliation
The table below reconciles EBITDA and Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure.

	Pro Forma Consolidated Financial Information for the fiscal year ended June 28, 2006

	Buffets	Ryan’s
	Holdings,	Restaurant	Pro Forma		Pro Forma
	Inc.	Group, Inc.	Adjustments		Combined

	(dollars in thousands)
Net income (loss)	$(4,772)	$25,966	$(45,145	)(a)	$(23,951)
Depreciation and amortization	32,067	35,401	(4,153	)(b)	63,315
Interest expense, net	51,867	9,392	20,860		82,119
Income tax expense (benefit)	(742)	12,447	(27,743)		(16,038)
Impairment of assets	5,964	5,686	—		11,650
Loss related to refinancing	647	—	—		647

EBITDA	$85,031	$88,892	$(56,181)		$117,742
Management fees and shareholder rights repurchase(c)	2,627	—	—		2,627
Deferred rent and sale-leaseback gains(d)	(281)	—	392		111
Loss on disposition of assets	1,267	—	—		1,267
Closed restaurant/new store cash flow impact(e)	2,446	—	—		2,446
Closed restaurant costs(f)	6,000	(600)	—		5,400
Full year impact of J.J. North acquisition(g)	1,200	—	—		1,200
Class action suit settlement/legal fees(h)	390	9,800	—		10,190
Retiree medical benefits(i)	—	1,400	—		1,400
Pre-opening costs(j)	—	900	—		900
Non-cash stock option compensation(k)	—	800	—		800
Board oversight costs for strategic alternatives(l)	—	900	—		900
Land site cancellation costs in G&A(m)	—	300	—		300
Gain on disposal of assets	—	(3,200)	—		(3,200)
Identified cost savings(n)	—	—	53,334		53,334

Adjusted EBITDA	$98,680	$99,192	$(2,455)		$195,417

(a)	Includes $2.3 million of cost savings. See Note (4) under “Unaudited Pro Forma Financial Information — Pro Forma Consolidated Statement of Operations for the Year Ended June 28, 2006.”

(b)	Reflects the elimination of historical depreciation expense on restaurants to be disposed of and adjustment to pro forma depreciation expense.

(c)	Reflects amounts paid to Caxton-Iseman Capital under an advisory agreement and the repurchase of shareholder rights of certain former company employees.

(d)	Reflects the non-cash portion of straight-line accounting rent, amortization of deferred landlord contributions received for restaurant construction and refurbishments and the amortization of sale leaseback gains.

(e)	Reflects the annualization of the opening of new restaurants as if they had been open as of the beginning of the fiscal year and the annualization of certain restaurants closed during the year as if they had been closed as of the beginning of the fiscal year.

(f)	Reflects the costs of severance paid to employees of restaurants closed during the year and the future rent obligations associated with closed restaurants.

(g)	Reflects the annualization of the EBITDA impact from the acquisition of four J.J. Norths restaurants acquired on August 1, 2006 as if they had been acquired on June 30, 2005.

(h)	Reflects legal fees paid by us in defense of a wage and hour lawsuit in California. The amount for Ryan’s represents legal fees and settlement costs associated with a collective-action suit filed in the state of Tennessee.

(i)	Reflects the reversal of an adjustment to accrue the total liability associated with an executive retiree medical benefit plan.

(j)	Reflects the costs of food, labor, training and other costs associated with the opening of new restaurants. Going forward, the company plans to curtail new restaurant development at Ryan’s.

(k)	Reflects the non-cash charge for stock option expense associated with Ryan’s adoption of FAS 123(R).

(l)	Reflects costs paid to third party consultants and advisors in contemplation of Ryan’s strategic alternatives review.

(m)	Reflects dead site costs incurred as part of Ryan’s ongoing restaurant construction and development program. Going forward, we plan to curtail new restaurant development at Ryan’s.

(n)	Reflects identified cost savings:

•	Approximately $13.9 million in costs savings through reductions in Ryan’s corporate office and executive staff, consolidation of back office and administrative functions and the elimination of various redundant costs and activities and $1.7 million through other measures,

•	Approximately $13.2 million in cost savings through lower costs of food products and supplies by re-negotiating contracts with our principal suppliers and, shifting to best practices in purchasing between our and Ryan’s purchasing process and $3.0 million in cost savings through shifting to in-house production of certain products and certain other measures,

•	$9.7 million in cost savings through more cost effective labor scheduling and $7.2 million in cost savings through changes to Ryan’s benefit plan and certain other measures,

•	$4.6 million will be realized from the migration of certain of Ryan’s practices to those of ours. For example, these include $1.5 million in cost savings through the elimination of certain employee background checks, and approximately $2.0 million in cost savings by changing Ryan’s employee safety shoe program and the adoption of our smallwares management program and approximately $0.7 million in savings by eliminating Ryan’s verification and acceptance of personal checks for payment.
           The cost savings described above exclude $2.3 million of other cost savings. See Note (a) above.
In addition, we expect to achieve additional cost savings through marketing implementation at Ryan's, further implementing best practices across both systems (including food preparation and purchasing), further consolidation of back-office and corporate support function, further reduction in benefit plans and further reduction in hourly turnover.

New Credit Facility
      As part of the transactions, we expect that our subsidiary, Buffets, will enter into a new credit agreement with a syndicate of lenders.

Structure
      The New Credit Facility is expected to consist of (a) a senior secured term loan facility in an aggregate principal amount of up to $500.0 million (the “Term Facility”), (b) a senior secured revolving credit facility in an aggregate principal amount of up to $40.0 million (the “Revolving Facility”), of which up to $20.0 million will be available through a subfacility in the form of letters of credit and (c) a senior secured pre-funded synthetic letter of credit facility in an aggregate amount of up to $70.0 million (the “Synthetic Letter of Credit Facility”).
      The proceeds of the Term Facility would be used by Buffets to pay the Ryan’s acquisition consideration, to refinance our and Ryan’s existing indebtedness, to pay the Transactions costs and for working capital purposes. The Revolving Facility and the Synthetic Letter of Credit Facility would be used for general corporate purposes.
      The full amount of the Term Facility must be drawn in a single drawing upon its closing.

Interest and Expenses
      Borrowings under the New Credit Facility are expected to initially bear interest at the borrower’s option at an adjusted LIBOR rate plus a margin or an alternate base rate plus a margin. It is expected that the interest rate margin of the Revolving Facility would be subject to pricing adjustments based on criteria to be agreed.
      In connection with the New Credit Facility, we expect that Buffets will agree to pay administrative fees, commitment fees and certain expenses and to provide certain indemnities, all of which we believe are customary for financings of this type.

Maturity and Amortization
      The Term Facility is expected to mature seven years after its closing and amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Term Facility with the balance payable on the maturity date of the Term Facility. The Revolving Facility is expected to mature on the date that is five years after its closing. The Synthetic Letter of Credit Facility is expected to mature on the date that is seven years after its closing, and would not be subject to interim scheduled amortization.

Security and Guarantees
      We expect that we and Buffets’ existing, and future domestic subsidiaries will unconditionally guarantee the repayment of the New Credit Facility and obligations under any interest rate protection or any other hedging arrangement entered into with a lender or an affiliate of a lender. The New Credit Facility and the guarantees are expected to be secured by substantially all of the personal and material owned real assets of the borrower and each of the guarantors under the New Credit Facility, with certain exceptions.

Covenants
      The new credit agreement is expected to contain affirmative and negative covenants customary for such financings. The new credit agreement is expected to include covenants relating to limitations on, among other things:

•	dividends on, and redemptions and repurchases of, equity interests and other restricted payments;

•	prepayments, redemptions and repurchases of debt;

•	liens and sale-leaseback transactions;

•	loans and investments;

•	debt, guarantees and hedging arrangements;

•	mergers, acquisitions and asset sales;

•	transactions with affiliates;

•	changes in business activities conducted by us;

•	restrictions on ability of subsidiaries to pay dividends or make distributions;

•	amendments of debt and other material agreements; and

•	capital expenditures.
      The borrower under the New Credit Facility is expected to be subject to certain financial covenants, including maximum ratios of total debt to EBITDA and minimum interest coverage ratios. The New Credit Facility is also expected to include mandatory prepayment provisions relating to excess cash flow, asset sales and debt issuances.

Events of Default
      The new credit agreement is expected to contain events of default, including, but not limited to:

•	nonpayment of principal, interest, fees or other amounts when due,

•	violation of covenants,

•	incorrectness of representations or warranties in any material respect,

•	cross acceleration and cross default,

•	change of control,

•	bankruptcy events,

•	material judgments, and

•	actual or asserted invalidity of the guarantees or security documents.
      Some of these events of default are expected to allow for grace periods and materiality concepts.
The Sale Leaseback Transaction.
As part of the Transactions, we expect to enter into a sale and leaseback transaction with Drawbridge Special Opportunities Fund LP or affiliates(“Drawbridge”), an affiliate of Fortress Investment Group LLC, involving approximately 275 Ryan’s restaurants and seven Buffets restaurants. In this transaction, we expect to sell the land (or, in certain cases, underlying ground leases) and related improvements with respect to those properties to Drawbridge or its assignee, Realty Income, and simultaneously lease those properties back pursuant to unitary and individual leases, each for an initial lease term of approximately 20 years, with four renewal terms of five years, except with respect to ground lease sites. The purchase price for the portfolio of sale-leaseback properties is expected to be approximately $566.8 million. The annual net rent payable under the leases is equal to the purchase price multiplied by a 10.15% cap rate, subject to annual increases of two times the Consumer Price Index (but in no event greater than 2%), and, if the term of the leases are renewed, subject to further increases during the renewal terms based upon the then current fair market rental value. We expect to account for these leases as operating leases. The leases are expected to include customary assignment and sublease provisions. The annual payments are described in Note (2) to “Unaudited Pro Forma Financial Information — Notes to Unaudited Pro Forma Consolidated Statements.” Buffets is expected to guarantee the rent payments under the leases. Our subsidiaries that will be tenants under the leases will be subject to a fixed charge coverage ratio under the leases.
New Notes Offering
      As part of the Transactions, Buffets expects to issue $330 million of senior floating rate notes and senior fixed rate notes. The senior floating rate notes are expected to have a seven year maturity and the senior fixed rate notes are expected to have an eight year maturity. Depending on market conditions, Buffets may issue a greater or lesser principal amount of notes than $330 million.
     The senior floating rate notes are not expected to be optionally redeemable for two years after the closing and the senior fixed rate notes are not expected to be optionally redeemable for four years after the closing. The indenture governing the new notes is also expected to require us to offer to repurchase all or a portion of the new notes upon a change of control or following certain asset sales. The new notes will be guaranteed by Buffets Holdings and certain of Buffets’ subsidiaries.
     The indenture governing the new notes is expected to contain covenants limiting Buffets’ ability, and the ability of certain of its subsidiaries, among other things, to:
•	incur additional indebtedness,

•	make restricted payments,

•	incur liens,

•	create restrictions on the payment of dividends,

•	sell assets or capital stock of subsidiaries,

•	engage in transactions with affiliates; and

•	consolidate, merger or transfer assets.
Other Transactions
     As part of the Transactions, we plan to distribute certain non-core assets consisting of approximately 44 Ryan’s underperforming restaurants and approximately 13 undeveloped or non-operating properties, which we will acquire under the Ryan’s acquisition, to Buffets Restaurant Holdings, Inc., the parent company of Buffets Holdings.
USE OF PROCEEDS
     The proceeds from the sale of the new notes, together with the borrowings from the New Credit Facility and proceeds from the Sale-Leaseback Transaction and cash on hand, will be used to:
•	pay the Ryan’s acquisition consideration;

•	repay all existing indebtedness of Ryan’s;

•	repay all of our existing indebtedness under our existing credit facility (“Existing Credit Facility”);

•	repurchase the Buffets’ 11.25% due 2010 (the “11.25% Notes”) Notes and the 13.875% Notes of Buffets Holdings due 2010 (the “13.875% Notes”); and

•	pay premium costs, accrued interests and transactions fees and expenses incurred in connection with the Transactions.
     We have summarized below the estimated sources and uses of funds for the Transactions. Except as noted, the sources and uses below assumes the consummation of the Transactions on June 28, 2006.

(Dollars
in millions)
Sources of Funds:

Cash on hand	$37.9

New Credit Facility

Revolver	5.0
Term loan	500.0
Proceeds from Sale-Leaseback Transaction	566.8
Proceeds from the notes offering	330.0

Total sources	$1,439.7

Uses of Funds(1):
Payment of the Ryan’s acquisition consideration	$704.0
Repayment of existing indebtedness of Ryan’s	144.9
Repayment of existing indebtedness under the Existing Credit Facility	186.2
Repurchase of the 11.25% Notes(2)	205.1
Repurchase of the 13.875% Notes(3)	119.0
Transaction fees and expenses(4)	80.5

Total uses	$1,439.7

(1)	If the actual uses of funds exceed the estimated amounts set forth above, we will borrow additional funds from the revolving portion of our New Credit Facility to pay the excess amounts.

(2)	We have assumed that 100% of the 11.25% Notes will be tendered and purchased in the tender offer at a price of 105.875% of its aggregate principal amount plus accrued and unpaid interest. See “The Ryan’s Acquisition and Related Transactions—Financing Transactions—Tender Offers and Consent Solicitations.” The actual amount of the 11.25% Notes that we purchase may vary. If only a majority of the outstanding notes were tendered, the aggregate amount paid by tendering noteholders would be approximately $95.0 million.

(3)	We have assumed that 100% of the 13.875% Notes will be tendered and purchased in the tender offer at a price of 89.945% of its aggregate principal amount at maturity. See “The Ryan’s Acquisition and Related Transactions—Financing Transactions—Tender Offers and Consent Solicitations.” The purchase price and actual amount of the 13.875% Notes that we purchase may vary. If the price of the 13.875% Notes were to increase or decrease by 1% of their principal amount at maturity, the aggregate amount to tendering noteholders would increase or decrease by approximately $1.0 million. If only a majority of the outstanding notes were tendered, the aggregate amount paid by tendering noteholders would be approximately $50.1 million.

(4)	Includes estimated commitment, placement and other transaction fees and legal, accounting and other costs payable in connection with the Transactions.

Unaudited Pro Forma Financial Information
      The following tables present the unaudited pro forma financial information of Buffets Holdings as of June 28, 2006 and for the year then ended.
      The unaudited pro forma financial information gives effect to the Transactions, which include:

•	this offering;

•	the Ryan’s acquisition;

•	the New Credit Facility;

•	the Sale-Leaseback Transaction;

•	the application of the proceeds from this offering, together with cash on hand, the borrowings from the New Credit Facility and the proceeds from the Sale-Leaseback Transaction, to pay the consideration of the Ryan’s acquisition, repay all existing indebtedness of Ryan’s, repay all outstanding indebtedness under the Existing Credit Facility, repurchase the 11.25% Notes and the 13.875% Notes, and pay premiums and prepayment costs, accrued interests and transactions fees and expenses incurred in connection with the Transactions; and

•	the distribution of certain non-core assets of Ryan’s consisting of approximately 44 underperforming Ryan’s restaurants and approximately 13 undeveloped or non-operating properties, which we will acquire in the Ryan’s acquisition, to Buffets Restaurant Holdings.
      The unaudited condensed consolidated pro forma balance sheet as of June 28, 2006 gives effect to the above transactions as if they had occurred on June 28, 2006. The unaudited pro forma condensed consolidated statement of operations for year ended June 28, 2006 gives effect to the above transactions as if they had occurred as of June 30, 2005. These pro forma statements include the unaudited combined balance sheet of Ryan’s as of June 28, 2006 and the unaudited combined statements of operations of Ryan’s for the twelve months ended June 28, 2006. The date and periods of Ryan’s included in the pro forma statements are the most comparable to those of Buffets Holdings and differ from those reflected in Ryan’s historical financial statements included elsewhere in this offering circular.
     The unaudited pro forma condensed consolidated financial information was prepared using the purchase method of accounting. Accordingly, the cost of the acquisition of Ryan’s has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of acquisition. Any differences between the fair value of the consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill. The amounts allocated to acquired assets and liabilities in the Unaudited Pro Forma Condensed Combined Financial Statements are based on management’s preliminary estimates. Accordingly, the purchase allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value after the closing of the merger.
      Preparation of the pro forma financial information was based on assumptions deemed appropriate by our management. The pro forma adjustments and certain assumptions are described in the accompanying notes. The pro forma financial information is unaudited and is not necessarily indicative of the results which actually would have occurred if the above transactions had been consummated as described above, nor does it purport to represent the future financial position and results of operations for future periods. The unaudited pro forma financial information should be read in conjunction with “Use of Proceeds,” and the historical financial statements and the footnotes relevant thereto included in annual and quarterly reports filed by Buffets Holdings and Ryan’s under the Securities Exchange Act of 1934, as amended.

PRO FORMA CONSOLIDATED BALANCE SHEET AS OF JUNE 28, 2006

	Buffets	Ryan’s
	Holdings,	Restaurant	Pro Forma		Pro Forma
	Inc.	Group, Inc.	Adjustment		Combined

	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$20,219	$13,580	$(33,729	)(1)	$70
Receivables	4,879	7,761	—		12,640
Inventories	18,926	5,438	—		24,364
Prepaid expenses and other current assets	5,384	1,520	—		6,904
Deferred income taxes	10,324	10,395	—		20,719

Total current assets	59,732	38,694	(33,729)		64,697
Property and equipment, net	141,404	655,505	(563,943	)(2),(3)	232,966
Goodwill	312,163	—	276,372	(4)	588,535
Deferred income taxes	13,683	—	—		13,683
Other assets, net	11,514	10,927	29,113	(5)	51,554

Total assets	$538,496	$705,126	$(292,187)		$951,435

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable	$48,101	$6,346	$—		$54,447
Accrued liabilities	68,344	59,164	(4,821	)(6)	122,687
Income taxes payable	6,977	9,577	(3,775	)(7)	12,779
Current maturities of long-term debt	1,862	18,750	(15,612	)(8)	5,000

Total current liabilities	125,284	93,837	(24,208)		194,913
Long-term debt, net of current maturities	460,652	120,750	248,598	(9)	830,000
Deferred lease obligations	28,356	—	—		28,356
Deferred income taxes	—	39,221	41,507	(10),(11)	80,728
Other long-term liabilities	7,355	7,206	—		14,561

Total liabilities	621,647	261,014	265,897		1,148,558
Total shareholder’s equity (deficit)	(83,151)	444,112	(558,084	)(12),(13)	(197,123)

Total liabilities and shareholder’s equity (deficit)	$538,496	$705,126	$(292,187)		$951,435

(1)	Reflects the following:

•	($704,019) for the purchase of approximately 42.4 million shares of outstanding common stock at the merger consideration of $16.25 per share and approximately 2.8 million common stock options at the excess, if any, of the merger consideration of $16.25 per share over the exercise price per share of common stock underlying such option.

•	$566,770 of gross proceeds from the Sale-Leaseback Transaction. In the Sale-Leaseback Transaction, we will sell the land (or, in certain cases, underlying ground leases) and related improvements with respect to approximately 275 Ryan’s restaurants and seven Buffets restaurants and simultaneously lease these properties back.

•	$830,000 of gross proceeds from this offering and borrowings under the New Credit Facility. This includes $500,000 under the New Credit Facility plus $330,000 under the notes offered See “Description of the Notes” and “Description of Other Indebtedness — New Credit Facility.”

•	($608,635) due to the repayment of our and Ryan’s existing debt and accrued interest as of June 28, 2006, net of revolver drawdown and cash prepayments.

•	($117,845) of transaction fees and expenses. Transaction fees and expenses include commitment fees and expenses for the new Sale-Leaseback facility, the New Credit Facility, the notes offered hereby, advisory, legal and accounting fees plus break fees on the existing indebtedness that will be repaid at close.

(2)	Reflects the book value of approximately 44 underperforming Ryan’s restaurants and approximately 13 undeveloped or non-operating properties, which we will acquire in the Ryan’s acquisition, to be distributed to Buffets Restaurant Holdings at closing of $69,418.

(3)	Reflects the book value of $494,525 of assets sold in the Sale-Leaseback Transaction. In the Sale-Leaseback Transaction, we will sell the land (or, in certain cases, underlying ground leases) and related improvements with respect to approximately 275 Ryan’s restaurants and seven Buffets restaurants and simultaneously lease these properties back.

(4)	Reflects $276,372 of transaction goodwill and other intangibles associated with the Transactions. The allocation of the purchase price to goodwill and other intangibles is based on management’s preliminary estimates. Fair value adjustments related to property and equipment and other amounts will impact the final allocation of the purchase price to goodwill.

(5)	Reflects the following:

•	($9,308) adjustment to write-off our existing debt issuance costs;

•	($129) of adjustment to write-off Ryan’s existing debt issuance costs; and

•	$38,550 adjustment to record new debt issuance costs related to the notes offered hereby, the New Credit Facility and the Sale-Leaseback Transaction.

(6)	Reflects the following:

•	$11,000 of accrued severance costs for Ryan’s senior executives;

•	($2,269) of Ryan’s accrued interest as of June 28, 2006; and

•	($13,552) due to the repayment of our accrued interest.

(7)	Reflects $(3,723) and $(52) of reduction of income tax payable associated with loss on early extinguishment of Ryan’s and our debt, respectively.

(8)	Reflects:

•	($20,612) of repayment of our and Ryan’s existing debt and accrued interest as of June 28, 2006; and

•	$5,000 representing as of June 28, 2006, the gross proceeds from borrowings under the New Credit Facility.

(9)	Reflects:

•	($581,402) of repayment of our and Ryan’s existing debt less current maturities as of June 28, 2006; and

•	$830,000 representing $500,000 under the New Credit Facility plus $330,000 under the notes offered hereby. See “Description of the Notes” and “Description of Other Indebtedness — New Credit Facility.”

(10)	Reflects the net decrease in deferred tax liability of $5,440 from difference in book and tax basis of the assets to be distributed to Buffets Restaurants Holdings as part of the Transactions.

(11)	Reflects net increase in deferred tax liability of $46,947 from difference in book and tax basis of the assets subject to the Sale-Leaseback Transaction.

(12)	Reflects distribution to our stockholders of $63,978 relating to the book value of assets to be distributed to Buffets Restaurants Holdings as part of the Transactions. This includes approximately 44 of Ryan’s restaurants and approximately 13 of Ryan’s undeveloped or partially developed properties.

(13)	Reflects:

•	Elimination of Ryan’s equity including: ($42,323) of common stock;

•	($7,912) of additional paid in capital;

•	($393,877) of retained earnings (deficit);

•	$25,297 related to the Sale-Leaseback Transaction; ($65,330) of expensed transaction costs;

•	($2,500) related to the option plan;

•	($5,585) related to the adjustment to write-off our existing debt issuance cost of $9,308, net of tax;

•	($77) of loss related to early extinguishment of Ryan’s debt, net of tax; and

•	($1,800) related to accrued severance costs and the adjustment for cash prepayments.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 28, 2006

		Ryan’s
	Buffets	Restaurant
	Holdings,	Group,	Pro Forma		Pro Forma
	Inc.	Inc.	Adjustments		Combined

	(dollars in thousands)
Restaurant sales	$963,161	$822,425	$(63,435	)(1)	$1,722,151
Restaurant costs:
Food	327,244	282,669	(22,554	)(1)	587,359
Labor	274,652	269,061	(25,674	)(1)	518,039
Direct and occupancy	227,680	167,394	39,911	(1)(2)	434,985

Total restaurant costs	829,576	719,124	(8,317)		1,540,383
Advertising expenses	30,637	—	—		30,637
General and administrative expenses	44,198	54,907	(3,090	)(3)(4)	96,015
Shareholders’ rights repurchase	757	—	—		757
Closed restaurant costs	6,023	—	—		6,023
Impairment of assets	5,964	5,686	—		11,650

Operating income	46,006	42,708	(52,028)		36,686
Interest expense	52,242	9,392	25,042	(5)	86,676
Interest income	(375)	—	374	(6)	(1)
Loss related to refinancing	647	—	—		647
Revenues from franchised restaurants	—	(35)	—		(35)
Other income	(994)	(5,062)	—		(6,056)

Income (loss) before income taxes	(5,514)	38,413	(77,444)		(44,545)
Income tax expense (benefit)	(742)	12,447	(29,274	)(7)	(17,569)

Net income (loss)	$(4,772)	$25,966	$(48,170)		$(26,976)

(1)	Reflects the elimination of revenue and associated operating costs of non-core assets to be distributed to Buffets Restaurants Holdings as part of the Transactions. These non-core assets include approximately 44 underperforming Ryan’s restaurants and approximately 13 undeveloped or non-operating properties, which we will acquire in the Ryan’s acquisition.

(2)	Reflects pro forma rent expense from the Sale-Leaseback Transaction of $57,919. In the Sale-Leaseback Transaction, we will sell the land (or, in certain cases, underlying ground leases) and related improvements with respect to approximately 275 Ryan’s restaurants and seven Buffets restaurants and simultaneously lease these properties back under lease terms averaging 20 years.

(3)	Reflects the elimination of direct administrative expense for Ryan’s assets to be distributed to Buffets Restaurants Holdings as part of the Transactions of $750.

(4)	Reflects reductions in costs due to the following:

•	Duplicate separate entity public reporting costs and expenses at Ryan’s, duplicate independent auditor costs at Ryan’s and duplicate board of directors fees and expenses at Ryan’s totaling approximately $800;

•	Elimination of certain senior executives and direct benefit and other compensation costs of $800;

•	Reduction in net worth taxes at Ryan’s in the amount of $340; and

•	Elimination of duplicate directors and officers liability insurance costs at Ryan’s upon the close of the transaction of $400.

(5)	Reflects the elimination of historical interest expense of $61,634 and adjustment to pro forma interest expense related to the Transactions of $86,676. If the blended interest rate on total debt were .0125% higher, it would increase our total interest expense by $1,131.

(6)	Reflects the adjustment for historical interest income.

(7)	Reflects taxes on the pro forma income before income taxes at an assumed tax rate of 37.8%.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: October 6, 2006

BUFFETS HOLDINGS, INC.
By:	/s/ R. Michael Andrews, Jr.
	Name:	R. Michael Andrews, Jr.
	Title:	Chief Executive Officer